Exhibit 3.1

Certificate of Amendment

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT

OF RESTATED CERTIFICATE OF INCORPORATION

OF CYTOCOM, INC.

Cytocom, Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware, hereby certifies as follows:

1.

This Certificate of Amendment (the “Certificate of Amendment”) amends the provisions of the Corporation’s Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware on March 18, 2010, as amended (the “Certificate of Incorporation”).

2.	The first paragraph of Article First of the Certificate of Incorporation is hereby amended and restated in its entirety to read as follows:

“FIRST: The name of the corporation is Statera Biopharma, Inc. (the “Corporation”).”

3.

This amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware. This Certificate of Amendment shall be effective September 1, 2021.

4.	All other provisions of the Certificate of Incorporation shall remain in full force and effect.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by Michael K. Handley, Chief Executive Officer, this the 28th day of August, 2021.

By:	/s/ Michael K. Handley
Name:	Michael K. Handley
Title:	Chief Executive Officer